As filed with the Securities and Exchange Commission on June 2, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

TASER International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-0741227

(State or other jurisdiction of of incorporation or organization)	(IRS Employer Identification No.)

17800 North 85th Street
Scottsdale, Arizona	85255

(Address of principal executive offices)	(Zip Code)

2004 Stock Option Plan
2004 Outside Director Stock Option Plan

(Full title of the plan)

Douglas E. Klint
Vice President, Corporate Secretary and General Counsel
17800 North 85th Street
Scottsdale, Arizona 85255
(480) 991-0797

(Name, address and telephone number of agent for service)

Copies to:

Robert Suffoletta
Wilson Sonsini Goodrich & Rosati, P.C.
8911 Capital of Texas Highway North
Suite 3350
Austin, Texas 78759

CALCULATION OF REGISTRATION FEE

Title of securities to be	Amount to be	Proposed		Proposed	Amount of
registered	registered(1)	maximum		maximum	registration fee
		offering price		aggregate
		per share		offering price
Common Stock, $0.00001 par value, issuable under the 2004 Stock Option Plan (the “2004 Plan”)	6,000,000 shares	$11.31	(2)	$67,860,000	$7,987.12
Common Stock, $0.00001 par value, issuable under the 2004 Outside Director Stock Option Plan (the “Director Plan”)	800,000 shares	$11.31	(2)	$9,048,000	$1,064.95
Total	6,800,000 shares			$76,908,000	$9,052.07

(1)	Pursuant to Rule 416 there are also being registered an undetermined number of additional shares of common stock that may become available for purchase in accordance with the provisions of the 2004 Plan and the Director Plan in the event of any future change in the outstanding shares of common stock as a result of a stock dividend, stock split or similar adjustment.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1) based upon the average of the high and low prices of the common stock on May 26, 2005 on the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by TASER International, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of filing:

     (a) The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 (as amended on Form 10-KSB/A filed May 23, 2005).

     (b) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 as filed on May 23, 2005.

     (c) The Company’s Current Reports on Form 8-K filed on January 1, 2005, March 21, 2005 and April 20, 2005.

     (d) The description of the Company’s Common Stock, $0.00001 par value (the “Common Stock”), contained in the Company’s Registration Statement on Form 8-A dated March 7, 2001 (Reg. No. 333-55658), including any amendments or reports filed for the purpose of updating such information.

     In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Douglas E. Klint, Vice President, Corporate Secretary and General Counsel of the Company, has rendered his opinion regarding the validity of the securities issuable pursuant to this Registration Statement. Mr. Klint owns options to purchase shares of our Common Stock and is eligible to participate in the 2004 Plan.

Item 6. Indemnification of Directors and Officers.

     The Company’s Certificate of Incorporation allows and its Bylaws require that the Company indemnify its directors and officers who are or were a party to, or are threatened to be made a party to, any proceeding (including a derivative action if the director or officer is not found liable to the Company), against all expenses reasonably incurred by a director or officer in connection with such a proceeding (including expenses, judgments, fines and amounts paid in settlement), if the director or officer acted in good faith, in a manner he or she believed was not opposed to the Company’s best interests and, with respect to a criminal proceeding, had no reason to believe that his or her conduct was unlawful.

     The Company has entered into separate indemnification agreements with each of its directors and officers. The agreements provide for mandatory indemnification for and limit the liability of the Company’s directors and officers in serving the Company to the fullest extent permitted by the Delaware General Corporation Law. Specifically, under the agreements, the Company’s directors and officers will not be personally liable for monetary damages for their errors or omissions, except for liability for the breach of a director’s or officer’s duty of loyalty to the Company or its stockholders, for intentional misconduct or acts not in good faith, for making any unlawful distribution, for any transaction from which the director or officer derived an improper benefit, or for violating Section 16(b) of the Exchange Act or similar laws.

     The Company’s Bylaws and indemnification agreements generally require that the Company advance to its directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse the Company for such advances if it is ultimately found that the director or officer is not entitled to indemnification. The Company maintains directors’ and officers’ liability insurance under which the Company’s directors and officers are insured against claims for errors, neglect, breach of duty and other matters.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Certificate of Incorporation (Incorporated herein by reference to the Company’s Registration Statement on Form SB-2, as declared effective on May 7, 2001 (Registration No. 333-55658), as amended.)

4.2	Certificate of Amendment to Certificate of Incorporation dated September 1, 2004 (Incorporated herein by reference to the Company’s Form 10-KSB for the year ended December 31, 2004.)

4.3	Bylaws (incorporated herein by reference to the Company’s Registration Statement on Form SB-2, as declared effective on May 7, 2001 (Registration No. 333-55658), as amended.)

4.4	Form of Indemnification Agreements (Incorporated herein by reference to the Company’s Registration Statement on Form SB-2, as declared effective on May 7, 2001 (Registration No. 333-55658).)

4.5	2004 Stock Option Plan (Incorporated herein by reference to the Company’s Form 10-KSB for the year ended December 31, 2004.)

4.6	2004 Outside Director Stock Option Plan (Incorporated herein by reference to the Company’s Form 10-KSB for the year ended December 31, 2004.)

5.1	Opinion of Vice President, Corporate Secretary and General Counsel

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Vice President, Corporate Secretary and General Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

     A. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[This space is intentionally left blank.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on June 2, 2005.

TASER INTERNATIONAL, INC.

By	/s/ Patrick Smith

Patrick W. Smith Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT that each person whose signature appears below hereby constitutes and appoints Patrick W. Smith and Daniel M. Behrendt his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys and agents full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorneys and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

Principal Executive Officer:	Date:

/s/ Patrick W. Smith	June 2, 2005
Patrick W. Smith
Chief Executive Officer and Director

Principal Financial and Accounting Officer:

/s/ Daniel M. Behrendt	June 2, 2005
Daniel M. Behrendt
Chief Financial Officer

Directors:

/s/ Phillips W. Smith	June 2, 2005
Phillips W. Smith
Chairman of the Board of Directors

/s/ Bruce R. Culver	June 2, 2005
Bruce R. Culver

/s/ Mark Kroll	June 2, 2005
Mark W. Kroll

/s/ Judy Martz	June 2, 2005
Judy Martz

/s/ Matthew R. McBrady	June 2, 2005
Matthew R. McBrady

/s/ Thomas P. Smith	June 2, 2005
Thomas P. Smith

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Certificate of Incorporation (Incorporated herein by reference to the Company’s Registration Statement on Form SB-2, as declared effective on May 7, 2001 (Registration No. 333-55658), as amended.)

4.2	Certificate of Amendment to Certificate of Incorporation dated September 1, 2004 (Incorporated herein by reference to the Company’s Form 10-KSB for the year ended December 31, 2004.)

4.3	Bylaws (incorporated herein by reference to the Company’s Registration Statement on Form SB-2, as declared effective on May 7, 2001 (Registration No. 333-55658), as amended.)

4.4	Form of Indemnification Agreements (Incorporated herein by reference to the Company’s Registration Statement on Form SB-2, as declared effective on May 7, 2001 (Registration No. 333-55658).)

4.5	2004 Stock Option Plan (Incorporated herein by reference to the Company’s Form 10-KSB for the year ended December 31, 2004.)

4.6	2004 Outside Director Stock Option Plan (Incorporated herein by reference to the Company’s Form 10-KSB for the year ended December 31, 2004.)

5.1	Opinion of Vice President, Corporate Secretary and General Counsel

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Vice President, Corporate Secretary and General Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (on signature page)

Other exhibits listed in Item 601 of Regulation S-K are not applicable.